Exhibit 99

HMN Financial, Inc. Announces Fourth Quarter Results, Declares Dividend and Announces Annual Meeting

Fourth Quarter Highlights

  Net income of $2.8 million, up $105,000, or 3.9%, over fourth quarter of 2006
  Diluted earnings per share of $0.73, up $0.06, or 9.0%, over fourth quarter of 2006
  Other non-interest income up $990,000, or 572.3%, over fourth quarter of 2006
  Net interest margin down 89 basis points from fourth quarter of 2006
  Provision for loan losses up $137,000, or 10.1%, over fourth quarter of 2006

Annual Highlights

  Record net income of $11.3 million, up $2.9 million, or 33.8%, from 2006
  Diluted earnings per share of $2.89, up $0.79, or 37.6%, from 2006
  Other non-interest income up $1.0 million, or 120.4%, over 2006
  Net interest margin down 46 basis points from 2006
  Provision for loan losses down $5.0 million, or 56.1%, from 2006

ROCHESTER, Minn.--(BUSINESS WIRE)--HMN Financial, Inc. (NASDAQ:HMNF):

EARNINGS SUMMARY	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share amounts)	2007	2006	2007	2006
Net income	$2,775	2,670	$11,274	8,428
Diluted earnings per share	0.73	0.67	2.89	2.10
Return on average assets	0.98%	1.11	1.03%	0.86
Return on average equity	11.11%	11.18	11.53%	8.85
Book value per share	$23.50	21.58	$23.50	21.58

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank, today reported net income of $2.8 million for the fourth quarter of 2007, up $105,000, or 3.9%, from net income of $2.7 million for the fourth quarter of 2006. Diluted earnings per common share for the fourth quarter of 2007 were $0.73, up $0.06, or 9.0%, from $0.67 for the fourth quarter of 2006.

Fourth Quarter Results

Net Interest Income

Net interest income was $9.2 million for the fourth quarter of 2007, a decrease of $596,000, or 6.1%, compared to $9.8 million for the fourth quarter of 2006. Interest income was $19.3 million for the fourth quarter of 2007, an increase of $1.9 million, or 11.4%, from $17.4 million for the same period in 2006. Interest income increased primarily because average interest earning assets increased $170 million between the periods and because the average yield earned on investments increased. The increase in average interest earning assets was the result of a $102 million increase in the average outstanding loans and a $68 million increase in the average outstanding cash and investments between the periods. The increase in outstanding loans was primarily in commercial business and commercial construction loans. The increase in cash and investments was the result of obtaining collateralized deposit relationships that required the purchase of additional investments in order to collateralize the deposits and maintain adequate liquidity. The average yield on investments increased 37 basis points between the periods primarily because maturing investments were reinvested at higher rates. The average yield earned on interest-earning assets was 7.08% for the fourth quarter of 2007, a decrease of 46 basis points from the 7.54% average yield for the fourth quarter of 2006.

Interest expense was $10.1 million for the fourth quarter of 2007, an increase of $2.6 million, or 34.3%, from $7.5 million for the fourth quarter of 2006. Interest expense increased primarily because of an increase in the outstanding commercial money market accounts and certificates of deposits. Interest expense also increased because of higher interest rates paid on these deposits. The increased rates were the result of the 100 basis point increase in federal funds rate that occurred throughout the first six months of 2006 that was not fully reflected in deposit rates until the second half of 2006. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and increase the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 3.96% for the fourth quarter of 2007, an increase of 48 basis points from the 3.48% average rate paid in the fourth quarter of 2006. Net interest margin (net interest income divided by average interest earning assets) for the fourth quarter of 2007 was 3.39%, a decrease of 89 basis points, compared to 4.28% for the fourth quarter of 2006.

Provision for Loan Losses

The provision for loan losses was $1.5 million for the fourth quarter of 2007, an increase of $137,000, or 10.1%, from $1.4 million for the fourth quarter of 2006. The provision for loan losses increased primarily because of an increase in the allowance required for risk rated commercial loans in the fourth quarter of 2007 when compared to the same period in 2006. The increase was primarily due to decreases in the estimated value of the real estate supporting residential development loans. Total non-performing assets were $21.9 million at December 31, 2007, an increase of $1.6 million, or 8.2%, from $20.3 million at September 30, 2007. Non-performing loans increased $1.9 million to $19.7 million and foreclosed and repossessed assets decreased $258,000 to $2.2 million primarily due to the sale of a foreclosed commercial property. The non-performing loan activity for the quarter included $7.8 million in additional non-performing loans primarily related to residential development loans, $834,000 in loan charge offs, $876,000 in loans that were reclassified to performing, $932,000 in loans that were transferred into real estate owned, and $3.3 million in principal payments were received.

Non-Interest Income and Expense

Non-interest income was $2.6 million for the fourth quarter of 2007, an increase of $1.1 million, or 77.9%, from $1.5 million for the fourth quarter of 2006. Fees and service charges increased $53,000 between the periods primarily because of increased retail deposit account activity and fees. Gain on sales of loans increased $100,000 between the periods due primarily to an increase in the number of single family loans that were sold. Other non-interest income increased $990,000 between the periods due primarily to a gain of $959,000 on the sale of a repossessed commercial property.

Non-interest expense was $5.8 million for the fourth quarter of 2007, an increase of $316,000, or 5.8%, from $5.5 million for the fourth quarter of 2006. Compensation expense decreased $65,000 primarily due to a decrease in the defined benefit pension costs between the periods. Occupancy expense increased $43,000 primarily because of the additional costs associated with the new Eagan branch that was opened in the third quarter of 2007. Data processing costs increased $26,000 primarily because of the increased internet and other banking services provided by a third party processor between the periods. Mortgage servicing rights amortization decreased $21,000 between the periods because there are fewer mortgage loans being serviced. Other operating expenses increased $344,000 primarily because of increased mortgage and commercial loan foreclosure costs in the fourth quarter of 2007 when compared to the same period in 2006. Income tax expense decreased $22,000 between the periods.

Return on Assets and Equity

Return on average assets for the fourth quarter of 2007 was 0.98%, compared to 1.11% for the fourth quarter of 2006. Return on average equity was 11.11% for the fourth quarter of 2007, compared to 11.18% for the same period of 2006. Book value per common share at December 31, 2007 was $23.50, compared to $21.58 at December 31, 2006.

Annual Results

Net Income

Net income was $11.3 million for 2007, an increase of $2.9 million, or 33.8%, compared to $8.4 million for 2006. Diluted earnings per common share for the year ended December 31, 2007 were $2.89, up $0.79, or 37.6%, from $2.10 for the year ended December 31, 2006. The increase in net income is due primarily to a $5.0 million decrease in the loan loss provision between the periods as a result of decreased commercial loan charge offs. Diluted earnings per share increased $0.08 as a result of the Company’s treasury stock purchases during 2007.

Net Interest Income

Net interest income was $38.7 million for 2007 the same as 2006. Interest income was $77.5 million for 2007, an increase of $10.0 million, or 14.8%, from $67.5 million for 2006. Interest income increased because of a $117 million increase in average interest earning assets and also because the average yields earned on loans and investments increased between the periods. The increase in average interest earning assets was the result of a $66 million increase in the average outstanding loans and a $51 million increase in the average outstanding cash and investments between the periods. The increase in outstanding loans was primarily in commercial business and commercial construction loans. The increase in cash and investments was the result of obtaining collateralized deposit relationships that required the purchase of additional investments in order to collateralize the deposits and maintain adequate liquidity. Yields increased primarily because of the 100 basis point increase in the prime interest rate that occurred during the first six months of 2006 that remained in effect until September 2007. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans and investments. The yield earned on interest-earning assets was 7.35% for 2007, an increase of 14 basis points from the 7.21% yield for 2006.

Interest expense was $38.8 million for 2007, an increase of $10.0 million, or 34.6%, from the $28.8 million for 2006. Interest expense increased primarily because of higher interest rates paid on commercial money market accounts and certificates of deposits. The increased rates were the result of the 100 basis point increase in federal funds rate that occurred throughout the first six months of 2006 that was not fully reflected in deposit rates until the second half of 2006. Increases in the federal funds rate generally have a lagging effect and increase the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 3.92% for 2007, an increase of 64 basis points from the 3.28% paid for 2006. Net interest margin for 2007 was 3.67%, a decrease of 46 basis points, compared to 4.13% for 2006.

Provision for Loan Losses

The provision for loan losses was $3.9 million for 2007, a decrease of $5.0 million, or 56.1%, from $8.9 million for 2006. The provision for loan losses decreased primarily because $7.4 million in related commercial real estate development loans were charged off during the third quarter of 2006. The decrease in the provision related to loan charge offs was partially offset by an increase in the provision for the $77 million increase in the outstanding commercial loans between the periods. Total non-performing assets were $21.9 million at December 31, 2007, an increase of $11.5 million, or 110.4%, from $10.4 million at December 31, 2006. Non-performing loans increased $11.3 million to $19.7 million, foreclosed and repossessed assets increased $175,000 to $2.2 million, and non-performing other assets decreased $10,000 to $33,000 between the periods. The increase in non-performing loans was primarily related to two residential development loan relationships totaling $8.9 million that became non-performing due to decreased demand for residential lots. The non-performing loan activity for the year included $25.0 million in additional non-performing loans, $1.7 million in loan charge offs, $2.8 million in loans that were reclassified to performing, $3.5 million in loans that were transferred into real estate owned, and $5.7 million in principal payments were received on non-performing loans.

A reconciliation of the allowance for loan losses for 2007 and 2006 are summarized as follows:

(in thousands)	2007	2006
Balance at January 1,	$9,873	$8,778
Provision	3,898	8,878
Charge offs:
Commercial	(554)	(7,430)
Commercial real estate	(245)
Consumer	(840)	(269)
Single family mortgage	(42)	(150)
Recoveries	348	66
Balance at December 31,	$12,438	$9,873

Non-Interest Income and Expense

Non-interest income was $7.6 million for 2007, an increase of $1.2 million, or 17.9%, from $6.4 million for 2006. Fees and service charges increased $28,000 between the periods primarily because of increased retail deposit account activity and fees. Mortgage servicing fees decreased $118,000 between the periods due primarily to a decrease in the single-family mortgage loans being serviced. Security gains decreased $48,000 due to decreased security sales. Gains on sales of loans increased $259,000 between the periods primarily because of the $575,000 increase in the gains recognized on the sale of government guaranteed commercial loans that was partially offset by a $316,000 decrease in the gains recognized on the sale of single-family loans due to decreased loan volumes and profit margins. Competition in the single- family loan origination market has remained strong as the overall market has slowed and profit margins were lowered in order to remain competitive and maintain origination volume. Other non-interest income increased $1.0 million primarily because of increased gains on the sale of real estate owned.

Non-interest expense was $23.8 million for 2007, an increase of $1.2 million, or 5.4%, from $22.6 million for 2006. Compensation and benefits expense increased $622,000 primarily due to an increase in annual payroll costs and incentive compensation. Occupancy expense increased $32,000 primarily because of the additional costs associated with the new Eagan branch that was opened in the third quarter of 2007. Data processing costs increased $84,000 primarily because of increased internet and other banking services provided by a third party processor between the periods. Amortization of mortgage servicing rights decreased $142,000 due to a decrease in single-family mortgage loans being serviced when compared to 2006. Other non-interest expense increased $563,000 primarily because of increased legal fees and other expenses relating to foreclosed assets. Income tax expense was $7.3 million in 2007, an increase of $2.1 million, or 39.7%, compared to $5.2 million for 2006. Income tax expense increased between the periods due to an increase in taxable income and an effective tax rate that increased from 38.3% for 2006 to 39.3% for 2007. The increase in the effective tax rate was primarily the result of increased taxable income and changes in state tax allocations.

Return on Assets and Equity

Return on average assets for 2007 was 1.03%, compared to 0.86% for 2006. Return on average equity was 11.53% for 2007, compared to 8.85% for 2006.

President's Statement

“I am pleased to report record annual earnings despite the challenging rate and economic environments that existed during the last half of the year,” said HMN President Michael McNeil. “The decrease in interest rates contributed to the net interest margin compression that was experienced during the year and the housing slowdown was a significant factor in the increase in non-performing loans.”

Dividend and Annual Meeting Announcement

HMN Financial, Inc. today announced that it will pay a regular quarterly dividend of 25 cents per share payable on March 7, 2008 to stockholders of record on February 15, 2008.

HMN also announced that its annual meeting will be held at the HMN Financial, Inc. corporate office, located at 1016 Civic Center Drive NW, Rochester, Minnesota on Tuesday, April 22, 2008, at 10:00 a.m. local time.

General Information

HMN Financial, Inc. and Home Federal are headquartered in Rochester, Minnesota. Home Federal operates ten full service offices in Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona, Minnesota and two full service offices in Iowa located in Marshalltown and Toledo, Iowa. Home Federal also operates loan origination offices located in Sartell and Rochester, Minnesota. Home Federal Private Banking also operates branches in Edina and Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company’s financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
(dollars in thousands, except per share data)	2007	2006

Assets
Cash and cash equivalents	$23,718	43,776
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $18,786 and $6,671)	18,468	6,178
Other marketable securities
(amortized cost $165,430 and $119,940)	167,720	119,962
	186,188	126,140

Loans held for sale	3,261	1,493
Loans receivable, net	865,088	768,232
Accrued interest receivable	6,893	5,061
Real estate, net	2,214	2,072
Federal Home Loan Bank stock, at cost	6,198	7,956
Mortgage servicing rights, net	1,270	1,958
Premises and equipment, net	12,024	11,372
Goodwill	3,801	3,801
Core deposit intangible, net	0	106
Prepaid expenses and other assets	1,680	2,943
Deferred tax asset	4,719	2,879
Total assets	$1,117,054	977,789

Liabilities and Stockholders’ Equity
Deposits	$888,118	725,959
Federal Home Loan Bank advances	112,500	150,900
Accrued interest payable	9,515	1,176
Customer escrows	866	721
Accrued expenses and other liabilities	7,927	5,891
Total liabilities	1,018,926	884,647
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
Authorized 500,000 shares; issued and outstanding shares none	0	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	58,049	57,914
Retained earnings, subject to certain restrictions	110,943	103,643
Accumulated other comprehensive income (loss)	1,167	(284)
Unearned employee stock ownership plan shares	(3,965)	(4,158)
Treasury stock, at cost 4,953,045 and 4,813,232	(68,157)	(64,064)
Total stockholders’ equity	98,128	93,142
Total liabilities and stockholders’ equity	$1,117,054	977,789
HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share data)	2007	2006	2007	2006
Interest income:
Loans receivable	$16,483	15,434	66,115	60,181
Securities available for sale:
Mortgage-backed and related	232	65	727	271
Other marketable	2,343	1,471	9,153	5,195
Cash equivalents	215	301	1,187	1,555
Other	65	87	341	325
Total interest income	19,338	17,358	77,523	67,527

Interest expense:
Deposits	8,896	5,848	33,403	22,046
Federal Home Loan Bank advances	1,193	1,665	5,420	6,795
Total interest expense	10,089	7,513	38,823	28,841
Net interest income	9,249	9,845	38,700	38,686
Provision for loan losses	1,494	1,357	3,898	8,878
Net interest income after provision for loan losses	7,755	8,488	34,802	29,808

Non-interest income:
Fees and service charges	833	780	3,139	3,111
Mortgage servicing fees	265	276	1,054	1,172
Securities gains, net	0	0	0	48
Gain on sales of loans	325	225	1,514	1,255
Other	1,163	173	1,887	856
Total non-interest income	2,586	1,454	7,594	6,442

Non-interest expense:
Compensation and benefits	2,721	2,786	12,491	11,869
Occupancy	1,144	1,101	4,467	4,435
Advertising	118	129	542	475
Data processing	326	300	1,267	1,183
Amortization of mortgage servicing rights, net	166	187	706	848
Other	1,295	951	4,349	3,786
Total non-interest expense	5,770	5,454	23,822	22,596
Income before income tax expense	4,571	4,488	18,574	13,654
Income tax expense	1,796	1,818	7,300	5,226
Net income	$2,775	2,670	11,274	8,428
Basic earnings per share	$0.75	0.71	3.02	2.20
Diluted earnings per share	$0.73	0.67	2.89	2.10
HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended		Year Ended
SELECTED FINANCIAL DATA:	December 31,		December 31,
(dollars in thousands, except per share data)	2007	2006	2007	2006

I. OPERATING DATA:
Interest income	$19,338	17,358	77,523	67,527
Interest expense	10,089	7,513	38,823	28,841
Net interest income	9,249	9,845	38,700	38,686

II. AVERAGE BALANCES:
Assets (1)	1,124,661	957,113	1,099,800	981,180
Loans receivable, net	852,035	751,106	827,597	760,991
Mortgage-backed and related securities (1)	200,258	128,885	192,758	131,729
Interest-earning assets (1)	1,082,818	912,927	1,054,193	937,204
Interest-bearing liabilities	1,010,301	855,438	991,389	878,598
Equity (1)	99,105	94,758	97,818	95,192

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.98%	1.11%	1.03%	0.86%
Interest rate spread information:
Average during period	3.12	4.06	3.44	3.92
End of period	3.20	3.71	3.20	3.71
Net interest margin	3.39	4.28	3.67	4.13
Ratio of operating expense to average total assets (annualized)	2.04	2.26	2.17	2.30
Return on average equity (annualized)	11.11	11.18	11.53	8.85
Efficiency	48.75	48.27	51.46	50.07
	December 31,	December 31,
	2007	2006
IV. ASSET QUALITY :
Total non-performing assets	$21,935	10,424
Non-performing assets to total assets	1.96%	1.07%
Non-performing loans to total loans receivable, net	2.27%	1.08%
Allowance for loan losses	$12,438	9,873
Allowance for loan losses to total assets	1.11%	1.01%
Allowance for loan losses to total loans receivable, net	1.44	1.29
Allowance for loan losses to non-performing loans	63.28	118.84

V. BOOK VALUE PER SHARE:
Book value per share	$23.50	21.58

	Year Ended	Year Ended
	Dec 31, 2007	Dec 31, 2006
VI. CAPITAL RATIOS :
Stockholders’ equity to total assets, at end of period	8.78%	9.53%
Average stockholders’ equity to average assets (1)	8.89	9.70
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	106.33	106.67
	December 31,	December 31,
	2007	2006
VII. EMPLOYEE DATA:
Number of full time equivalent employees	203	203

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial, Inc.
Michael McNeil, President, 507-535-1202